EXHIBIT 10.19

                     WHYN RADIO (SPRINGFIELD, MA) CONTRACT


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                           Content Provider Agreement

This agreement is entered into as of March 21, 2008 by and between Clear Channel Broadcasting, Inc (hereinafter referred to as WHYN AM Network), and OSM, Inc. aka Garden Guys.

The terms of this agreement will commence on April 13, 2008 and will continue until April 12, 2009. Garden Guys and WHYN AM Network will have the right to terminate this agreement by giving not less than ninety (90) days written notice of such termination.

WHYN AM Network and Garden Guys agree to the following:

      1.    OSM, Inc will produce and host a 2 hour weekend program (Garden
            Guys) every Saturday 7a-9a on WHYN AM Network. The hour will be formatted within the standard Clear Channel LIM clock beginning after the top-of-the-hour news abd including regular commercial breaks.
      2. WHYN AM Network will receive feed via WAN from Bill Trifiro, Producer of Garden Guys no later than the Thursday preceding the airing of the show each Saturday morning.
      3. WHYN AM Network will promote the Garden Guys program with a minimum of 780 promotional announcements for the contracted dates. A minimum of 15x :30 second commercials per week for 52 weeks.
      4. Garden Guys representatives can serve as WHYN AM Network experts on (IE Gardening, gardening products, organic products) stories if called upon.
      5. Garden Guys will not offer sponsorships to current or potential WHYN AM advertisers without gaining prior consent from WHYN AM Network. WHYN AM Network will not advertise brand named fertilizers, cleaners, insecticides or any organic product during the Garden Guys Broadcast.
      6. WHYN AM Network will retain six (6) 30-second commercial units per hour. Broker will retain twelve (12) 30-second commercial units per hour, or twelve hundred forty eight (1248) 30-second commercials annually. Units may be used either during the show, or in the event that there is not enough inventory to cover Garden Guy's needs, WHYN AM agrees to cover that inventory during the week.

This serves as an agreement between OSM, Inc., aka Garden Guys and WHYN AM Network.

OSM, Inc agrees to purchase Saturday mornings for 7a-9a at $700 net, for 52 weeks at $36,400 net for one year. The commitment is as follows:

OSM, Inc. will purchase 52 weeks of programming on WHYN AM Network with a fee of $700 net for programming every Saturday 7a 9a. The total investment for 52 weeks being $36,400, with payments received on the 1g of every month with that month's investment on WHYN AM Network. Payments must be sent to:

Clear Channel Broadcasting                          Net Investment $36,400
1331 Main Street
Springfield, Ma.
01103

Agreed to and approved: /s/ Sean Davey                                  3/21/08
                        --------------------------------------------------------
                        Sean Davey, MM Clear Channel Radio,               Date
                        Springfield, MA

Agreed to and approved: /s/ Samuel F. H. Jeffries                        3/21/08
                        --------------------------------------------------------
                        Samuel F.H. Jeffries, President, OSM, Inc.        Date